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                                                                   EXHIBIT 10.42

                           NORCAL WASTE SYSTEMS, INC.
                             STOCK OPTION AGREEMENT

         This Stock Option Agreement (this "Agreement") is entered into as of April 4, 1996 between Norcal Waste Systems, Inc., a California corporation (the "Company"), and H. Welton Flynn ("Optionee"). The parties agree as follows:

         1.       Grant of Option.

                  (a) Pursuant to the Company's 1996 Executive Stock Incentive Plan (the "Plan"), the Company has granted Optionee a nonqualified stock option (the "Option") to purchase 15,000 shares of the Company's common stock at an exercise price of $4.89 per share.

                  (b) As long as Optionee continues to serve as a director of the Company, (i) this Option will vest in three equal annual increments of 5,000 shares each on the first, second and third anniversaries of the date of this Agreement, so that this Option will be fully vested on April 4, 1999, and
(ii) this Option will have a term of seven years from the date of this Agreement.

         2. Other Terms. The other terms of this Option will be the same as those provided for in the Plan, a copy of which is attached to this Agreement. Optionee has read the Plan and agrees to be bound by its terms.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth above.

NORCAL WASTE SYSTEMS, INC.

By:/s/ Michael J. Sangiacomo                    /s/ H. Welton Flynn
   -------------------------                    -------------------
   Michael J. Sangiacomo                        H. WELTON FLYNN
   President and CEO


Attachment: 1996 Executive Stock Incentive Plan